Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82696, 333-45191, 333-37502, 333-101147, 333-123684, 333-138064, 333-164297, and 333-168457) on Form S-8 of Planar Systems, Inc. of our report dated November 23, 2011, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 30, 2011 and September 24, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 2011, which report appears in the September 30, 2011 annual report on Form 10-K of Planar Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

November 23, 2011